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                                                                    Exhibit 3.1


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                        MANATEE-AMERICAN FINANCIAL CORP.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of MANATEE-AMERICAN FINANCIAL CORP. (the "Corporation") shall be amended as follows:

         ARTICLE I. NAME of the Articles of Incorporation of the Corporation shall be amended in its entirety to read as follows:

                                ARTICLE I. NAME

                  The name of the Corporation shall be EMAGISOFT TECHNOLOGIES, INC.

                  The address of the principal office of the Corporation shall be 405 Central Avenue, Second Floor, St. Petersburg, Florida 33701, and the mailing address of the Corporation shall be the same.

         ARTICLE II. CAPITAL STOCK of the Articles of Incorporation of the Corporation shall be amended in its entirety to read as follows:

                           ARTICLE III. CAPITAL STOCK

                  The maximum number of shares of stock that the Corporation shall be authorized to issue and have outstanding at any one time shall be 55,000,000 shares, which are to be divided into two classes as follows:

                  50,000,000 shares of common stock, par value $.0001 per share, and

                  5,000,000 shares of preferred stock, par value $.0001 per share.

                  The preferred stock may be created and issued, from time to time, in one or more series and with such designations, rights, preferences, conversion rights, privileges and restrictions as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such preferred stock as may be adopted from time to time in the sole discretion of the Board of Directors pursuant to the authority given in this paragraph.

         The foregoing amendments to the Articles of Incorporation of the Corporation were approved and adopted by the sole director of the Corporation and by the shareholders of the




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Corporation entitled to vote on the amendments on the 20th day of October,
1999. The number of votes cast for the amendments was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned President of the Corporation has executed these Articles of Amendment to the Articles of Incorporation of the Corporation this 20th day of October, 1999.

                                         MANATEE-AMERICAN FINANCIAL CORP.



                                         By: /s/ Marc B. Tescher
                                         --------------------------------
                                         Marc B. Tescher, President


STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me this 20th day of October, 1999, by Marc B. Tescher, as President of Manatee-American Financial Corp.



                                         /s/ Carol W. Heckler
                                         -------------------------------
                                         NOTARY PUBLIC
                                         My Commission Expires:
                                         April 24, 2002

Personally known [X]
                ----
or Produced Identification
                          -------------------------------
Type of Identification Produced:
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